Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brocade Communications Systems, Inc.:
          We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 11, 2008, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 25, 2008 and October 27, 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 25, 2008, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 25, 2008, which reports appear in the fiscal 2008 annual report on Form 10-K of Brocade Communications Systems, Inc.
          Our report dated December 11, 2008 on the consolidated financial statements contains an explanatory paragraph which refers to accounting changes upon the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, at the beginning of the year ended October 25, 2008 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, at the beginning of the year ended October 28, 2006.
/s/ KPMG LLP
Mountain View, California
December 18, 2008